As Filed With the Securities and Exchange Commission

on May 26, 2022

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

HEALTHSTREAM, INC.

(Exact name of Registrant as specified in its charter)

Tennessee	62-1443555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
500 11th Avenue North, Suite 1000 Nashville, TN (Address of principal executive offices)	37203 (Zip Code)

HEALTHSTREAM, INC. 2022 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Robert A. Frist, Jr. Chief Executive Officer and Chairman HealthStream, Inc. 500 11th Avenue North, Suite 1000 Nashville, Tennessee 37203 (Name and address of agent for service) (615) 301-3100
(Telephone number, including area code, of agent for service)

Copies to:

J. Page Davidson, Esq. Kevin H. Douglas, Esq. Frank M. Pellegrino, Esq. Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 (615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑                                                               Accelerated filer ☐           Non-accelerated filer ☐                                                       Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

HealthStream, Inc. (the “Registrant” or the “Company”) has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)         The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 28, 2022 (including information specifically incorporated by reference from our Definitive Proxy Statement on Schedules 14A relating to our May 26, 2022 annual meeting of shareholders (File No. 000-27701), filed with the Commission on April 14, 2022);

(2)         The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on April 28, 2022;

(3)         The Registrant’s Current Reports on Form 8-K filed with the Commission on January 11, 2022 and March 14, 2022; and

(4)         The Registrant’s description of its Common Stock contained in Exhibit 4.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 26, 2020.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

    Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Company’s Fourth Amended and Restated Charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act (the “TBCA”), a director will not be liable to the Company or its shareholders for monetary damages for breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty that is not eliminated by this provision in the Company’s Fourth Amended and Restated Charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA:

●	for any breach of the director’s duty of loyalty to the Company or its shareholders;

●	for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involved intentional misconduct or knowing violations of law;

●

in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director; and

●	for payment of distributions that are prohibited by the TBCA.

The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation’s best interests. In all other civil cases, a corporation must indemnify a director or officer who reasonably believed that his or her conduct was not at least opposed to the best interests of the corporation. In connection with any criminal proceedings, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification of a director or officer if the director or officer is adjudged liable in a proceeding because a personal benefit was improperly received.

Under the Company’s Fourth Amended and Restated Charter, in cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding brought because of his or her status as a director or officer of a corporation, the corporation must indemnify the director or officer against all expense, liability, and loss incurred in the proceeding. Also, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expenses if the court determines that the individual is entitled to mandatory indemnification, or, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the individual acted in good faith or reasonably believed his or her conduct was in the corporation’s best interest.

The Company’s Second Amended and Restated Bylaws provide that the Company shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the TBCA. The Company also maintains insurance to protect any director or officer against any liability and has entered into indemnification agreements with its directors to create a contractual obligation to indemnify its directors. These agreements, among other things, indemnify the Company’s directors for some expenses, judgments and fines and amounts paid in settlement, actually and reasonably incurred by any of these persons in any threatened, pending or completed action, suit proceeding or arbitration or any inquiry, hearing or investigation arising out of the person’s services as the Company’s director.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

4.1        Fourth Amended and Restated Charter of HealthStream, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended (Reg. No. 333-88939)).

4.2        Second Amended and Restated Bylaws of HealthStream, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 23, 2015).

4.3        Specimen of Common Stock certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended (Reg. No. 333-88939)).

5.1*      Opinion of Bass, Berry & Sims PLC.

23.1*    Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*    Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 filed herewith).

24.1*    Power of Attorney (included on the signature page hereto).

99.1*    HealthStream, Inc. 2022 Omnibus Incentive Plan.

107.1*  Filing Fee Table.

* Filed herewith

Item 9.         Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 26th day of May, 2022.

HEALTHSTREAM, INC.

By:          /s/ Robert A. Frist, Jr.

Robert A. Frist, Jr.

Chief Executive Officer & Chairman

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Robert A. Frist, Jr. and Michael M. Collier and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert A. Frist, Jr. Robert A. Frist, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 26, 2022
/s/ Scott A. Roberts Scott A. Roberts	Chief Financial Officer and Senior Vice President, Accounting and Finance (Principal Financial and Accounting Officer)	May 26, 2022
/s/ Thompson S. Dent Thompson S. Dent	Director	May 26, 2022
/s/ Frank E. Gordon Frank E. Gordon	Director	May 26, 2022
/s/ Jeffrey L. McLaren Jeffrey L. McLaren	Director	May 26, 2022
/s/ Terry Allison Rappuhn Terry Allison Rappuhn	Director	May 26, 2022
/s/ Linda Rebrovick Linda Rebrovick	Director	May 26, 2022
/s/ Michael Shmerling Michael Shmerling	Director	May 26, 2022
/s/ William W. Stead William W. Stead	Director	May 26, 2022
/s/ Deborah Taylor Tate Deborah Taylor Tate	Director	May 26, 2022